Oncolytics Biotech® Reports Durable Responses in Second-Line RAS-Mutant MSS Colorectal Cancer

2L KRAS-Mutant MSS mCRC Demonstrates ~3–4x Improvement in Duration of Response vs. Historical 4–6 Month Benchmark

Company Engaged with FDA to Support Potential Accelerated Approval Pathway in 2L RAS-Mutant MSS mCRC

SAN DIEGO, CA, May 4, 2026 – Oncolytics Biotech® Inc. (Nasdaq: ONCY) (“Oncolytics” or the “Company”), a clinical-stage company developing pelareorep, an investigational, systemically delivered immunotherapy that has been shown to activate innate immune-sensing pathways, today announced new durability data in metastatic colorectal cancer (“mCRC”), demonstrating meaningful and sustained clinical benefit in patients with RAS-mutant, microsatellite-stable (“MSS”) disease.

Pelareorep-based combination therapy demonstrated a 19.5-month median duration of response in second-line (“2L”) KRAS-mutant MSS mCRC patients in the REO 022 study, compared to historical benchmarks of approximately 4–6 months in this setting.1 Additional data from this study include an objective response rate of 33% for patients receiving pelareorep, bevacizumab, and FOLFIRI, tripling the 6-11% for the standard of care.2, 3

“We believe these data demonstrate a compelling durability signal for pelareorep in colorectal cancer,” said Jared Kelly, Chief Executive Officer of Oncolytics. “A 19.5-month median duration of response in second-line patients—representing a three- to four-fold improvement over historical expectations—highlights pelareorep’s potential to deliver sustained benefit in a population with few effective options. We believe these results support a path toward accelerated approval in second-line RAS-mutant MSS metastatic colorectal cancer, and we are actively engaging with the FDA to align on a regulatory strategy leveraging our ongoing randomized study.”

Oncolytics is currently enrolling patients in its randomized Phase 2 study evaluating pelareorep in combination with FOLFIRI and bevacizumab in second-line RAS-mutant MSS mCRC (link to study on ClinicalTrials.gov). The Company is actively engaging with the U.S. Food and Drug Administration (“FDA”) to discuss a potential accelerated approval pathway based on response durability and time-to-event endpoints from this study.

Colorectal cancer remains one of the largest oncology markets globally, with significant unmet need in later-line settings. RAS-mutant MSS mCRC represents a particularly difficult-to-treat population, where patients typically experience rapid disease progression and limited durability of response on standard therapies. The magnitude and consistency of durability and patient response observed with pelareorep-based combinations suggest the potential to meaningfully extend clinical benefit in this setting.

About Oncolytics Biotech Inc.
Oncolytics is a clinical-stage biotechnology company developing pelareorep, an investigational intravenously delivered double-stranded RNA immunotherapeutic agent. Pelareorep has demonstrated encouraging results in multiple first-line pancreatic cancer studies, two randomized Phase 2 studies in metastatic breast cancer, and early-phase studies in anal and colorectal cancer. It is designed to induce anti-cancer immune responses by converting immunologically “cold” tumors “hot” through the activation of innate and adaptive immune responses.

The Company is advancing pelareorep in combination with chemotherapy and/or checkpoint inhibitors in metastatic gastrointestinal cancers, where pelareorep has received Fast Track designation from the FDA for colorectal and pancreatic cancer. Oncolytics is actively pursuing strategic partnerships to accelerate development and maximize commercial impact. For more about Oncolytics, please visit: www.oncolyticsbiotech.com or follow the Company on social media on LinkedIn and on X @oncolytics.

References
1.FDA grants accelerated approval to adagrasib with cetuximab for KRAS G12C–mutated colorectal cancer. Published June 21, 2024. Accessed April 28, 2026. https://www.fda.gov/drugs/resources-information-approved-drugs/fda-grants-accelerated-approval-adagrasib-cetuximab-kras-g12c-mutated-colorectal-cancer
2.Bennouna J. Lancet Oncol (14):29-37, 2013
3.Iwamoto S. Ann Oncol. Jul;26(7):1427-33, 2015

Forward-looking statements
This press release contains forward-looking statements, within the meaning of Section 21E of the U.S. Securities Exchange Act of 1934, as amended, and forward-looking information under applicable Canadian securities laws (such forward-looking statements and forward-looking information are collectively referred to herein as “forward-looking statements”). Forward-looking statements contained in this press release include statements regarding beliefs as to the potential, registration, mechanism of action and benefits of pelareorep as a cancer therapeutic; the Company’s goals, strategies, and objectives; expectations around the design, milestones, anticipated timelines and expected outcomes for current and future studies, and projected outcomes of the Company’s planned clinical study of pelareorep, including the potential for accelerated regulatory approval; its belief in the clinical promise of pelareorep in anal, colorectal, pancreatic and other gastrointestinal cancers; and the Company’s goals and expectations for its potential registrational development path for pelareorep in multiple gastrointestinal cancers. In any forward-looking statement in which Oncolytics expresses an expectation or belief as to future results, such expectations or beliefs are expressed in good faith and are believed to have a reasonable basis, but there can be no assurance that the statement or expectation or belief will be achieved. These statements involve known and unknown risks and uncertainties that may cause actual results to differ materially from those anticipated. These risks include, but are not limited to, regulatory outcomes, trial execution, financial resources, access to capital markets, and market dynamics. Please refer to Oncolytics’ public filings with securities regulators in the United States and Canada for more information. The Company assumes no obligation to update forward-looking statements, except as required by law.

Company Contact
Jon Patton
Director of IR & Communication
jpatton@oncolytics.ca